Delta Apparel's Board of Directors Increases Share Repurchase Program
Board adds $10 million to stock buyback program

GREENVILLE, SC - January 25, 2013-Delta Apparel, Inc. (NYSE MKT: DLA) announced today that its Board of Directors has authorized management to use an additional $10.0 million to repurchase Delta Apparel common stock in open market transactions under the Company's stock repurchase program. Since the inception of its stock repurchase program, the Company has used an aggregate $18.0 million to purchase 1,634,080 shares at an average price of $11.01 per share. Prior to the Board's action, only $2.0 million remained of the original $20 million authorization under the program.

Robert W. Humphreys, Delta Apparel's Chairman and Chief Executive Officer, commented that under current conditions buying back the Company's stock represents a prudent use of cash. “As our stock trades at a price we believe is below its intrinsic value, in our view periodic repurchases are a sound investment opportunity and something that we can pursue without sacrificing future growth plans. We are pleased that the Board has provided us with the ability to continue to take advantage of this program as we deem appropriate.”

Mr. Humphreys concluded, “Another benefit of our share repurchase program has been to offset the dilutive effect of our equity compensation programs to shareholders. Since the inception of the program and including shares bought through the Dutch tender we completed in 2002, we have repurchased more shares than we have issued through these equity compensation programs.”

The Company intends to make its stock repurchases pursuant to SEC Rule 10b-18. The timing and the number of shares repurchased will depend upon a variety of factors such as price, corporate and regulatory requirements, alternative investment opportunities and other market and economic conditions, and share repurchases may be suspended or discontinued at any time.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle branded activewear apparel and headwear, and produces high quality private label programs. The Company specializes in selling casual and athletic products across distribution tiers and in most store types, including specialty stores, boutiques, department stores, mid-tier and mass chains. From a niche distribution standpoint, the Company also has strong distribution at college bookstores and the U.S. military. The Company's products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. Additional products can be viewed at www.2thegame.com and www.thecottonexchange.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,100 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Company Contact:     Deborah Merrill
                Chief Financial Officer
                (864) 232-5200 x6620

Investor Relations Contact:         Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S and international economic conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the volatility and uncertainty of raw material, transportation and energy prices and the availability of these products and services; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; significant interruptions in our distribution network or information systems; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; changes in the economic, political and social stability of our offshore locations; significant litigation in either domestic or international jurisdictions, the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.